Exhibit A

Schedule of Transactions

The following table lists all transactions completed by Defender SPV LLC with respect to the Issuer’s Common Stock during the past sixty (60) days from the event which requires this Amendment and does not include brokerage commissions, fees, or other transaction expenses associated with such transactions.

Date	Investment Type	Number of Common Stock	Effective Conversion Price or Average Sale Price
3/11/2026	Exchange of Series C Preferred Shares to Common Stock in a private transaction with Issuer	207,008,547	N/A